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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF RUDNICK & WOLFE]

                                 August 6, 1997

The Board of Directors
Kuhlman Corporation
3 Skidaway Village Square
Savannah, Georgia 31411

Gentlemen:

         We have examined the registration statement to be filed with the Securities and Exchange Commission on or about August 6, 1997 for registration under the Securities Act of 1933, as amended, of (i) 300,000 additional shares of common stock, par value $1.00 per share (including related Preferred Stock Purchase Rights) ("Common Stock"), of Kuhlman Corporation (the "Company") reserved for issuance upon the exercise of options granted and to be granted pursuant to the Kuhlman Corporation 1994 Stock Option Plan (the "Option Plan");
(ii) an indeterminate amount of interests to be offered and sold pursuant to the Communication Cable, Inc. Employees' Savings Plus Plan, the Coleman Cable Systems, Inc. 401(k) Plan, the Schwitzer Tax Reduction Investment Plan for Certain Salaried and Exempt Employees, and the Schwitzer Tax Reduction Investment Plan for Asheville Hourly and Certain Nonexempt Employees (collectively, the "401(k) Plans"); and (iii) 100,000 shares of Common Stock that may be acquired by the 401(k) Plans for their participants. We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. We express no opinion herein or otherwise with respect to shares of Common Stock, if any, purchased by the 401(k) Plans on the open market.

         On the basis of the foregoing, we are of the opinion that:

         1. The issuance of the aforesaid 300,000 shares of Common Stock to be offered by the Company pursuant to the Option Plan has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Option Plan and in the award agreements executed thereunder, such shares will be legally issued, fully paid and non-assessable.

         2. The issuance of the aforesaid 100,000 shares of Common Stock to be offered by the Company pursuant to the 401(k) Plans has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the 401(k) Plans, such shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement.


                                     Very truly yours,

                                     RUDNICK & WOLFE


                                     By: /s/ Dorian R. Williams
                                     Dorian R. Williams, a partner